Exhibit 99.1
Transcat Makes Strategic Acquisition;
New Agreement with N.W. Calibration Inspection, Inc.
Expands Transcat’s Calibration Services Offerings
in the Pharmaceutical, Medical Device and Automotive Industries
ROCHESTER, NY – February 28, 2006 – Transcat, Inc. (Nasdaq: TRNS), a leading global distributor of professional grade test, measurement, and calibration instruments and a provider of calibration and repair services, today announced that it has acquired N.W. Calibration Inspection, Inc. in Fort Wayne, Indiana, expanding the Transcat Calibration Services Laboratories network to 12 Transcat Calibration Centers of Excellence. The acquisition is expected to add approximately 5% to Transcat’s Calibration Services revenues on a yearly basis. Further details of the transaction were not disclosed.
N.W. Calibration Inspection, Inc. (NWCI) (www.nwci-inc.com) provides Dimensional Calibration, First Part Inspection and Reverse Engineering services to the Pharmaceutical, Medical Device, Automotive, Nuclear and Aerospace industries. It is ISO/IEC 17025 certified, and is directly traceable to the National Institute of Standards and Technology (NIST). NWCI is a state-of-the-art lab for both dimensional inspection and metrology services.
Carl E. Sassano, Chairman, President and Chief Executive Officer, commented, “N.W. Calibration Inspection is an outstanding business for both Transcat’s Calibration Services and Distribution Products.
“This strategic acquisition will expand our service offerings by adding two unique services: First Part Inspection and Reverse Engineering.
•	First Part Inspection – This service offering verifies that a manufactured part meets all design specifications; e.g., the first parts of an injection molding process, casting process, or stamping process.

•	Reverse Engineering – This service offering generates CAD drawings from a completed part. An ATOS-II white light system is used to scan the object from multiple angles in all 3 dimensions, which then constructs a 3-dimensional CAD model and drawings.
“We will also be able to extend the range of services we offer our customers by providing CMM First Article dimensional inspection of manufactured, cast, steel, rubber, or plastic molded parts on certified (ASME/ANSI B89 Standard) Coordinate Measuring Machines and other metrology equipment.
“With our strategic acquisition of NWCI, Transcat will begin working with our customers’ Quality Engineering departments on new product development projects which include First Part Inspection and Reverse Engineering. The addition of these new services will allow Transcat to become a more integral service supplier within our identified target markets.
Newman Maurer, President of N.W. Calibration Inspection, Inc., stated, “We are excited about the opportunity to combine NWCI’s business with Transcat, Inc. Together, we have great potential to address the calibration and inspection needs of our combined customers. My customers will continue to receive top-flight service as well as access to all Transcat’s Calibration Centers of Excellence.
“Additionally NWCI’s customers will now have access to an enhanced level of accredited calibration services, as well as access to Transcat’s CalTrak® calibration quality program that manages the documentation, tracking and control of the calibration process and provides uniform certificates and data as calibrations are performed.”
About Transcat, Inc.
Transcat, Inc. is a leading global distributor of professional grade test, measurement and calibration instruments and an accredited provider of calibration and repair services primarily to the process, life science and manufacturing industries.

Through the Company’s Calibration Services segment, Transcat offers precise, reliable, fast calibration services through 12 Calibration Centers of Excellence strategically located across the United States and Canada to approximately 8,000 customers. To support the Company’s customers’ calibration service needs, Transcat delivers the industry’s highest quality calibration services and repairs. Each of the calibration laboratories is ISO-9001: 2000 registered with Underwriter’s Laboratories, Inc. and the scope of accreditation to ISO/IEC 17025 is the widest in the industry.
“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements, which are subject to various risks and uncertainties. The Company’s actual results could differ from those anticipated in such forward-looking statements as a result of numerous factors that may be beyond the Company’s control.